Exhibit 10.1

Clearwater Analytics Holdings, Inc.

777 W. Main St., Ste 900

Boise, ID 83702

April 16, 2022

Marcus Ryu

Re: Advisory Services Agreement

Dear Marcus:

This letter agreement (this “Agreement”) sets forth the terms and conditions governing your service relationship with Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”). The arrangements set forth herein shall be effective as of June 2, 2022 (the “Effective Date”).

You currently serve as a member of the Board of Directors of the Company (the “Board”). On the Effective Date, you will cease to serve as a member of the Board and the board of directors (or equivalent) of the Company’s affiliates and subsidiaries and commence your service as a Senior Advisor to the Company (a “Senior Advisor”) through December 2, 2023 (the “Termination Date”). The period following the Effective Date through the Termination Date is referred to as the “Term”.

As a Senior Advisor to the Company, you shall use your best efforts to advise the Company with respect to its go-to-market strategy in the insurance sector as reasonably requested by the Company.

You were previously granted 279,033 options to purchase Class A common stock of the Company (the “Options”) pursuant to the Option Grant Notice executed on March 9, 2021 (the “Option Grant Notice”), the Option Agreement attached to the Option Grant Notice and the Carbon Analytics Holdings LLC Equity Incentive Plan, as amended (the “Plan”). The Date of Grant of the Options was March 9, 2021 (the “Date of Grant”). The Options were assumed by the Company pursuant to the terms of the Company’s 2021 Omnibus Incentive Plan (the “Omnibus Plan”). Notwithstanding anything to the contrary in the Option Grant Notice, the Option Agreement, the Plan, and the Omnibus Plan (collectively, the “Option Terms”), as consideration for serving as Senior Advisor, the vesting schedule set forth in the Option Grant Notice will be amended such that you will only vest in the Options set forth in the table below, so long as this Agreement is not terminated by the Company for Cause (as defined in the Omnibus Plan), by you for any reason or upon our mutual agreement.

Date	Total Options Vested
1st Anniversary of Date of Grant (previously occurred)	69,758
2nd Anniversary of Date of Grant	69,758
30-month Anniversary of Date of Grant	34,879

You acknowledge and agree that no additional consideration will be payable to you for serving as a Senior Advisor to the Company. Upon the Termination Date all unvested Options shall cease to vest and be forfeited and, in accordance with the Option Terms you will have ninety

(90) days from the Termination Date to exercise your vested Options.

You acknowledge and agree that you are, and at all times during the Term, will remain, an independent contractor of the Company. In no event will you be deemed to be an employee of the Company, its subsidiaries or any of its affiliates (collectively, the “Company Group”), and you will not at any time be entitled to any employment rights from the Company Group. You acknowledge and agree that, as a non-employee, you are not eligible for any benefits made available to employees of the Company Group and, accordingly, you will not participate in any employee benefit plans, programs or arrangements of the Company Group. It is not the purpose or intention of this letter agreement or the parties to create, and the same shall not be construed as creating, any partnership, joint venture, agency, or employment relationship.

By your signature below, you hereby acknowledge that the information, observations and data (including trade secrets) obtained by you while serving as a Senior Advisor concerning the business or affairs of the Company Group (“Confidential Information”) are the property of the Company Group. The term “Confidential Information” includes, but is not limited to, patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company Group, and information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, customers, distributors (including contact information), business forecasts, sales and merchandising, and marketing plans and information. You hereby agree that you shall not disclose to any person or entity or use for your own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company Group (“Third Party Information”), without the prior written consent thereof, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of your acts or omissions. You shall deliver to the Company at the termination of your service as a Senior Advisor, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information or the business of the Company, its subsidiaries or their affiliates which you may then possess or have under your control.

You further acknowledge and agree that, you will disclose to the Company if, at any time during the Term, you directly or indirectly engage in, have any equity interest in, or manage or operate any firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages in (directly or through any subsidiary or affiliate thereof) any business or activity that competes with any of the businesses of the Company Group. Notwithstanding the foregoing, you will not be required to inform the Company of a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than two percent of the outstanding interest in such business. In addition, during the Term you will not (i) directly or indirectly solicit, on your own behalf or on behalf of any other person or entity, the services of, or hire, or interfere with the Company Group’s relationship with, any individual who is (or, at any time during the Term, was) an employee, independent contractor or director of the Company Group, or solicit any of the Company Group’s then-current employees, independent contractors, managers or directors to terminate services with the Company Group; or (ii) directly or indirectly, on your behalf or on behalf of any other person or entity, recruit or otherwise solicit any customer, distributor, vendor, sales agency, independent sales representative or supplier of the Company Group, or encourage or induce any such person to terminate its arrangement with the company Group or otherwise change or interfere with its relationship with the Company Group.

18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—

(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C.

§ 1833(b). Accordingly, you have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Further, no provision of this Agreement will be interpreted so as to impede you (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts you from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you will not be required to notify the Company that such reports or disclosures have been made.

This Agreement may be terminated by the Company for Cause, by you upon written notice to the Company or upon our mutual agreement. The term of your Options expire as set forth in Section 7 of the Option Agreement. For the avoidance of doubt, termination of this Agreement will be deemed to be termination of your Continuous Service (as defined in the Plan). The remaining 104,638 Options of your originally granted 279,033 Options will be forfeited as of the Effective Date.

This Agreement shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and assigns; provided, that you may not delegate your obligations to perform the services described herein. No amendment, modification or waiver of this Agreement shall be effective unless it is made in a writing signed by each of the undersigned. This Agreement may be signed in counterparts, all of which will constitute a single agreement, and will be governed by the substantive laws of the State of Delaware. Notwithstanding the foregoing, the Company shall be entitled to any and all remedies available at law or in equity for any breach or threatened breach of this Agreement by you. This Agreement constitutes the complete agreement with respect to the subject matter hereof between each of the undersigned, and supersedes all prior or contemporaneous agreements, whether written or oral, relating thereto.

You, in your capacity as Senior Advisor, shall not be considered an agent or employee of the Company for federal income tax, unemployment insurance tax or similar purposes. You acknowledge that the Company makes no warranties as to any tax consequences regarding payment (if any) of any amounts pursuant to this Agreement or any other payments by or at the direction of the Company, and acknowledge that the determination of any tax liability or other consequences of any payment made hereunder is your sole and complete responsibility. You shall file all tax returns and reports required to be filed on the basis that you are an independent contractor, rather than an employee, as defined in Treasury Regulation § 31.3121(d)-1(c)(2), and you shall indemnify the Company and its subsidiaries for the amount of any federal, state and local income, employment or other taxes (including any interest or penalties related thereto) paid by the Company or any of its subsidiaries as the result of your not withholding or remitting such taxes in connection with the amounts received pursuant to this Agreement and any other payment by or at the direction of the Company in respect of your services as a member of the Board.

The intent of the parties is that payments and benefits under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance of the Treasury and the Internal Revenue Service promulgated thereunder (collectively “Code Section 409A”) or an exemption therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or any of its subsidiaries be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A,

(i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

* * * * *

If the foregoing accurately sets forth our agreement with respect to the subject matter of this Agreement, please set forth your acceptance thereof in the space provided below for such purpose, whereupon this letter agreement shall become a binding agreement among us.

Sincerely,

CLEARWATER ANALYTICS HOLDINGS, INC.

By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

Accepted and agreed as of the date first above written:

/s/ Marcus Ryu

MARCUS RYU